EXHIBIT 99.1

For Immediate Release

DIGITAL ALLY, INC. ANNOUNCES 2011 OPERATING RESULTS

OVERLAND PARK, Kansas (March 28, 2012) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the fourth quarter and year ended December 31, 2011. An investor conference call is scheduled for 11:15 a.m. EDT today, March 28, 2012 (see details below).

For the twelve months ended December 31, 2011, the Company’s revenue declined 22% to approximately $19.6 million, compared with revenue of approximately $25.2 million in the previous year, reflecting lower domestic sales that were partially offset by higher international sales. The decline in 2011 revenue was due in part to challenging economic conditions in the United States, which have negatively impacted state, county and municipal government spending. The average order size decreased from approximately $5,600 in 2010 to $3,400 in 2011, reflecting a reduction in full fleet in-car video system deployments by budget-constrained law enforcement agencies and the fact that new products introduced in 2010 and 2011 (FirstVU, Laser Ally, Thermal Ally, DVM-250, DVM-100 and DVM-400) have lower average selling prices than the Company’s DVM-500 Plus and DVM-750 digital video mirror lines. Repair orders at lower average invoice amounts have also increased as the Company’s installed base continues to come off of warranty.

Gross profits declined 28% to $8,771,930 (44.8% of total revenue) in the year ended December 31, 2011, compared with $12,127,249 (48.1% of total revenue) in the previous year. The reduction in gross profit margins reflects the higher manufacturing overhead rates due to a decline in revenue, an upgrade in wireless transfer modules (WTMs) for many existing and new customers, and higher labor, overhead and material costs associated with the replacement of older printed circuit boards with newly revised circuit boards. Management successfully implemented a plan to reduce overall inventory balances, which decreased total inventory by $3.4 million, or 34%, during 2011. However, the reduction in production rates that was necessary to achieve this goal had a corresponding negative effect on overhead rates. While these factors negatively impacted gross margins, the Company believe that better supply sourcing, overhead cost reductions, a more favorable sales mix as newer and higher-margin products gain traction, and reductions in inventory levels should benefit gross profit margins when revenue levels improve.

Selling, General and Administrative (“SG&A”) expenses declined 22% to $12,396,731 (63.3% of revenue) in the year ended December 31, 2011, when compared with $15,921,062 (63.2% of revenue) in 2010. The overall decline in SG&A expenses reflects the success of the Company’s cost containment initiative that commenced in the first quarter of 2011 and which has reduced the Company’s quarterly SG&A expenses by approximately $1 million. This is consistent with the Company’s previously stated goal to reduce SG&A expenses by approximately $4 million on an annualized basis. Management is continuing its SG&A cost reduction and containment initiative during 2012.

Research and Development (“R&D”) expenses of $2,773,962 in 2011 were approximately 19% below prior-year levels ($3,437,959), primarily due to the success of cost containment efforts and increased scrutiny of engineering resources that have improved the development cycle and costs associated with new products. During 2011, the Company introduced its DVM-250 event recorder, which targets commercial fleet operators; the DVM-100 in-car digital video system; and the DVM-400 in-car digital video system. Management expects the number of engineers devoted to research and development activities to increase in 2012, because the Company has several product development projects in process that are scheduled to be completed and launched during the course of the current year.

Selling, advertising and promotional expenses declined 22% to $2,232,831 in the year ended December 31, 2011, compared with $2,853,054 in 2010, primarily due to lower sales commissions and cost containment measures. These expense reductions were partly offset by costs associated with reorganizing the Company’s domestic law enforcement sales agents and the establishment of a direct sales force for the new DVM-250 product line, which targets the commercial fleet sales channel.

Stock-based compensation expense decreased 53% to $839,232 in 2011, primarily due to longer amortization periods related to January 2011 stock option grants. Stock compensation expense totaled $1,775,720 in the year ended December 31, 2010.

Professional fees and expenses declined 35% to $740,894 in 2011, compared with $1,132,513 in 2010, primarily due to the Company’s cost containment measures, coupled with the settlement of certain litigation.

Executive, sales and administrative staff payroll expenses declined by 23% to $2,990,808 in the year ended December 31, 2011, versus $3,881,263 in the twelve months ended December 31, 2010, primarily due to headcount reductions, cuts in the base salaries of the Company’s officers that became effective January 1, 2011, and the impact of other cost containment measures.

Other SG&A expenses were relatively unchanged at $2,819,004 in 2011, compared with $2,860,553 in the previous year. While the success of cost containment measures generally reduced information technology, telephone and internet service expenses, such cost savings were largely offset by substantial increases in insurance expense.

The Company’s operating loss was reduced by 4% to ($3,624,801) in the year ended December 31, 2011, versus an operating loss of ($3,793,813) in 2010.

Interest income declined to $16,108 and the Company incurred $222,460 of interest expense on borrowings in 2011. Interest income and interest expense totaled $24,153 and $24,865, respectively, in the year ended December 31, 2010. The substantial increase in interest expense resulted from a loan represented by a $1.5 million subordinated note, bearing interest at 8% per annum, that a private investor extended to the Company in the second quarter of 2011, the proceeds of which retired the Company’s bank line of credit. During November 2011, the Company modified the $1.5 million subordinated note to extend its maturity date and issued a second subordinated note to the same investor for a new loan in the amount of $1.0 million under the same terms. Both notes now mature and are payable in full on May 30, 2013. As a result of the modification of the $1.5 million note, the Company incurred a non-cash charge of $131,073 in the fourth quarter of 2011, representing the remaining unamortized discount on the original note. Interest expense in 2011 includes the non-cash amortization of deferred issuance costs and the discount attributable to the common stock purchase warrants issued in connection with the subordinated notes.

The Company’s pretax loss increased slightly to ($3,962,246) in 2011, compared with a pretax loss of ($3,794,525) in 2010. The Company recorded a net loss of ($3,962,246) in the year ended December 31, 2011, compared with a net loss of ($6,544,525) in the previous year. No income tax provision or benefit was recorded for the year ended December 31, 2011, whereas the Company recorded an income tax expense of $2,750,000 to provide a full reserve on all of its deferred tax assets as of December 31, 2010. The Company expects to continue to maintain a full valuation allowance on deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

The Company reported a net loss of ($0.25) per share for the year ended December 31, 2011, compared with a net loss of ($0.40) per share in the previous year.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization, interest expense, stock-based compensation, and loss on extinguishment of debt), a non-GAAP financial measure, of ($1,707,501), or ($0.11) per share, in the year ended December 31, 2011, versus an adjusted net loss of ($1,214,570), or ($0.07) per share, in the year ended December 31, 2010. (Non-GAAP adjusted loss is described in greater detail in a table at the end of this press release).

“The downturn in the market for law enforcement equipment that became evident in 2010 weakened further in 2011, as state, county and local governments became more aggressive in cutting capital spending in response to falling tax revenue,” commented Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “This was evident in lower domestic sales for the year ended December 31, 2012, partially offset by a modest increase in international sales. We have continued to address this tough market environment by reducing costs, taking further actions to improve operating efficiencies, positioning the Company to increase its share of the law enforcement digital video market, and targeting new commercial opportunities.”

“While we successfully implemented an aggressive cost-containment program that reduced annualized SG&A expenses by approximately $4 million and allowed us to reduce our operating loss slightly despite a $5.6 million decline in revenue during 2012, the sharp contraction in law enforcement spending for new equipment requires us to take further action to restore profitability and growth. We are hopeful that the outlook for 2012 will improve. We are diversifying our product line by entering commercial markets involving vehicle fleet operators and mass transit that are not dependent upon government budgetary considerations. While we battled some serious headwinds last year with the introduction of a number of new products in a tough market environment, we believe the higher gross margins expected from our new products should have a positive impact on our bottom line. We also expect to benefit from greater production efficiencies in 2012 as our component outsourcing program matures.”

“Towards the end of 2012, we embarked upon a major initiative to restructure our domestic sales and marketing organization. A detailed analysis of productivity resulted in significant changes within our inside sales team and our network of outside sales representatives, including new bonus programs that provide more effective incentives for the achievement of revenue targets and disincentives for underperformance. We also expanded our market presence in certain areas of the U.S. where our products have not been effectively represented in the past.”

“While prospects for the law enforcement equipment market remain uncertain, we believe that we are well-positioned to improve our performance relative to the market environment. We recognize that we must pursue a multi-disciplined approach to restore sales growth and profitability, and we can assure our investors that management is intensively focused upon the restoration of shareholder value in 2012 and future years,” concluded Ross.

For the three months ended December 31, 2011, the Company’s revenue declined 33% to approximately $4.3 million, compared with revenue of approximately $6.4 million in the fourth quarter of 2010.

Gross profits declined 30% to $1,841,104 (43.0% of revenue) in the three months ended December 31, 2011, compared with $2,629,094 (41.4% of revenue) in the prior-year period. Total Selling, General and Administrative (“SG&A”) expenses declined 23% to $3,143,348 (73.3% of revenue), versus $4,104,836 (64.6% of revenue) in the corresponding period of the previous year. The decline in SG&A expenses was the result of the Company’s cost reduction and containment efforts, partially offset by the development of a commercial sales organization to launch the DVM-250 event recorder product line that targets commercial fleet operators.

The Company reported a 12% reduction in its operating loss, which totaled ($1,302,244) in the fourth quarter of 2011, compared with an operating loss of ($1,475,742) in the three months ended December 31, 2010.

Interest income decreased to $3,644, and the Company incurred $87,443 of interest expense on borrowings in the three months ended December 31, 2011. Interest expense in 2011 includes the non-cash amortization of deferred issuance costs and the discount attributable to the common stock purchase warrants issued in conjunction with the subordinated notes. Interest income and interest expense totaled $5,289 and $20,282, respectively, in the fourth quarter of 2010.

A pretax loss of ($1,517,136) was recorded in the three months ended December 31, 2011, versus a pretax loss of ($1,490,735) in the three months ended December 31, 2010. The pretax loss in the fourth quarter of 2011 included a $131,093 non-cash charge related to the modification of the $1.5 million subordinated note to extend its maturity date. The Company recorded a net loss of ($1,517,136) in the fourth quarter of 2011, compared with a net loss of ($4,988,735) in the comparable 2010 period. No income tax provision or benefit was recorded during the three months ended December 31, 2011, whereas the Company recorded an income tax expense of $3,498,000 in the fourth quarter of 2010 that included a non-cash charge necessary to provide a full reserve on all deferred tax assets, including net operating loss carry forwards.

The Company reported a net loss of ($0.09) per share in the fourth quarter of 2011, compared with a net loss of ($0.31) per share in the corresponding period of the previous year.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization, stock-based compensation, and loss on extinguishment of debt), a non-GAAP financial measure, of ($793,598), or ($0.05) per share, in the three months ended December 31, 2011, versus an adjusted net loss of ($885,982), or ($0.05) per share, in the fourth quarter 2010. (Non-GAAP adjusted loss is described in greater detail in a table at the end of this news release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expense, (3) interest expense, (4) share-based compensation expense, and (5) loss on extinguishment of debt.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EDT) today, March 28, 2012, to discuss its operating results, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EDT on March 28, 2012.

A replay of the conference call will be available one hour after the completion of the conference call until 9:00 a.m. on May 29, 2012 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 10011916.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its operating results in the future given the current economic environment; whether it will be able to improve its gross profit margins; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components and products on a timely basis, and have them perform as planned; its ability to achieve improved production and other efficiencies to improve its gross and operating margins; its ability to maintain or expand its share of the markets for its products in which it competes; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the DVM-100 In-Car Video System and the DVM-250 Video Event Recorder; whether its international marketing initiatives will result in a rebound in its revenues outside of the U.S.; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND DECEMBER 31, 2010
(Unaudited)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$2,270,393	$623,475
Accounts receivable-trade, less allowance for doubtful accounts of $125,000 - 2011 and $110,000 – 2010	2,853,049	4,779,553
Accounts receivable-other	104,318	345,711
Inventories	6,683,289	10,088,285
Prepaid expenses	302,318	341,584

Total current assets	12,213.367	16,178,608

Furniture, fixtures and equipment	4,073,713	3,352,372
Less accumulated depreciation and amortization	3,212,827	2,307,244
	860,886	1,045,128

Intangible assets, net	226,802	293,577
Other assets	97,854	91,133

Total assets	$13,398,909	$17,608,446
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$847,036	$3,157,033
Line of credit	—	1,500,000
Accrued expenses	833,260	728,479
Income taxes payable	21,046	25,625
Customer deposits	31,899	2,642

Total current liabilities	1,733,241	5,413,779

Subordinated note payable-long-term, net of discount of $142,711	2,357,289	—

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; shares issued: 16,662,218 – 2011 and 16,652,218 – 2010	16,662	16,652
Additional paid in capital	22,725,515	21,649,567
Treasury stock, at cost (shares: 508,145 – 2011 and 508,145 - 2010)	(2,157,226)	(2,157,226)
Accumulated deficit	(11,276,572)	(7,314,326)

Total stockholders’ equity	9,308,379	12,194,667

Total liabilities and stockholders’ equity	$13,398,909	$17,608,446

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEARS ENDED
DECEMBER 31, 2011 AND 2010
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Product revenue	$4,041,017	$6,238,748	$18,858,656	$24,581,907
Other revenue	245,297	119,219	718,497	629,098

Total revenue	4,286,314	6,357,967	19,577,153	25,211,005
Cost of revenue	2,445,210	3,728,873	10,805,223	13,083,756

Gross profit	1,841,104	2,629,094	8,771,930	12,127,249
Selling, general and administrative expenses:
Research and development expense	634,685	842,158	2,773,962	3,437,959
Selling, advertising and promotional expense	568,247	744,846	2,232,831	2,853,054
Stock-based compensation expense	203,163	385,374	839,232	1,755,720
General and administrative expense	1,737,253	2,132,458	6,550,706	7,874,329

Total selling, general and administrative expenses	3,143,348	4,104,836	12,396,731	15,921,062

Operating loss	(1,302,244)	(1,475,742)	(3,624,801)	(3,793,813)

Interest income	3,644	5,289	16,108	24,153
Interest expense	(87,443)	(20,282)	(222,460)	(24,865)
Loss on extinguishment of debt	(131,093)	—	(131,093)	—

Loss before income tax benefit	(1,517,136)	(1,490,735)	(3,962,246)	(3,794,525)
Income tax benefit	—	(3,498,000)	—	(2,750,000)

Net loss	$(1,517,136)	$(4,988,735)	$(3,962,246)	$(6,544,525)

Net loss per share information:
Basic	$(0.09)	$(0.31)	$(0.25)	$(0.40)
Diluted	$(0.09)	$(0.31)	$(0.25)	$(0.40)

Weighted average shares outstanding:
Basic	16,154,073	16,144,073	16,151,834	16,315,026
Diluted	16,154,073	16,144,073	16,151,834	16,315,026

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS
FOR THE THREE MONTHS AND YEARS ENDED
DECEMBER 31, 2011 AND 2010
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Net loss	$(1,517,136)	$(4,988,735)	$(3,962,246)	$(6,544,525)
Non-GAAP adjustments:
Income tax benefit	—	3,498,000	—	2,750,000
Stock-based compensation	203,163	385,374	839,069	1,755,720
Depreciation and amortization	301,839	199,097	1,062,123	799,370
Interest expense	87,443	20,282	222,460	24,865
Loss on extinguishment of debt	131,093	—	131,093	—

Total Non-GAAP adjustments	723,538	4,102,753	2,254,745	5,329,955

Non-GAAP adjusted net loss	$(793,598)	$(885,982)	$(1,707,501)	$(1,214,570)

Non-GAAP adjusted net loss per share information:
Basic	$(0.05)	$(0.05)	$(0.11)	$(0.07)
Diluted	$(0.05)	$(0.05)	$(0.11)	$(0.07)

Weighted average shares outstanding:
Basic	16,154,073	16,144,073	16,151,834	16,315,026
Diluted	16,154,073	16,144,073	16,151,834	16,315,026

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(unaudited)

	2011	2010
Cash Flows From Operating Activities:
Net loss	$(3,962,246)	$(6,544,525)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Depreciation and amortization	1,062,103	799,370
Stock based compensation	839,232	1,755,720
Provision for inventory obsolescence	(186,396)	173,152
Provision for doubtful accounts receivable	15,000	—
Loss on modification of debt	131,093	—
Deficiency in tax benefits related to stock-based compensation	—	(125,000)
Deferred tax expense	—	2,855,000

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	1,911,504	3,618,800
Accounts receivable - other	241,393	130,338
Inventories	3,041,829	(2,890,932)
Prepaid expenses	39,266	(116,661)
Other assets	(6,721)	44,541
Increase (decrease) in:
Accounts payable	(2,309,997)	1,156,492
Accrued expenses	104,781	(1,136,891)
Income taxes payable	(4,579)	16,454
Customer deposits	29,257	(37,282)

Net cash provided by (used in) operating activities	945,519	(301,424)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(120,978)	(341,395)
Additions to intangible assets	(30,123)	(42,395)

Net cash used in investing activities	(151,101)	(383,790)

Cash Flows from Financing Activities:
Proceeds from issuance of subordinated note payable	2,309,774	—
Proceeds from issuance of common stock purchase warrants	190,226	—
Increase (decrease) in line of credit	(1,500,000)	1,500,000
Deferred issuance costs for subordinated note payable	(147,500)	—
Proceeds from exercise of stock options and warrants	—	95,300
Purchase of common shares for treasury	—	(469,761)

Net cash provided by financing activities	852,500	1,125,539

Net increase in cash and cash equivalents	1, 646,918	440,325
Cash and cash equivalents, beginning of period	623,475	183,150

Cash and cash equivalents, end of period	$2,270,393	$623,475

Supplemental disclosures of cash flow information:
Cash payments for interest	$112,036	$24,865

Cash payments for income taxes	$14,416	$15,783

Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock purchase warrants for issuance costs of subordinated notes payable	$46,500	$—

Common stock surrendered as consideration for exercise of stock Options	$—	$833,991

Transfer of demonstration equipment from inventory to equipment	$434,317	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 FILED WITH THE SEC)